For the fiscal period ended 12/31/02
File number 811-7064

					SUB-ITEM 77-0

					EXHIBITS

		Transactions Effected Pursuant to Rule 10f-3

I.   The Target Portfolio Trust ? Small Capitalization Growth Portfolio

1.   Name of Issuer
	UTI Worldwide, Inc.

2.   Date of Purchase
	12/12/02

3.   Number of Securities Purchased
	21,500 shares

4.   Dollar Amount of Purchase
	$494,500

5.   Price Per Unit
	$23.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Bear Stearns & Co. Inc.

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER:

Bear, Stearns & Co. Inc.
J.P. Morgan Securities Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
Lazard Freres & Co. LLC